Exhibit 10.3
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of March 31, 2009 (the “Effective Date”), by and between IMAGE ENTERTAINMENT INC., a California corporation (“Image”), and Bill Bromiley, an individual (“Executive”).
RECITALS
WHEREAS, the Board of Directors of Image (“Board”) has determined that it is in the best interests of Image to secure the services of Executive and to provide Executive with the compensation and benefits set forth herein; and
WHEREAS, Executive desires to render to Image, on an exclusive basis, Executive’s professional services with respect to Executive’s experience and abilities, and Image desires to secure, on an exclusive basis, Executive’s services, on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:
1. TERM OF AGREEMENT.
Except as otherwise expressly set forth herein, this Agreement shall remain in full force and effect for the period commencing as of the date hereof and ending on March 31, 2011 (the “Term”), subject to exercise of the Renewal Option Periods set forth in Section 5 below. “Term” shall include any extensions agreed upon in accordance with Section 5 below.
2. ENGAGEMENT.
Subject to the terms and conditions contained herein, Image hereby engages the services of Executive (the “Services”) and Executive hereby accepts such engagement and agrees to render such Services to Image for the Term. Executive shall report directly to Image’s President and shall have the title of Chief Acquisitions Officer.
(a) Extent of Services and Duties. Executive shall perform such duties compatible with Executive’s position as Image’s President and/or Board of Directors may reasonably require. In rendering Services to Image, Executive shall use Executive’s best efforts and ability to maintain, further and promote the interests and welfare of Image. At the request of Image, Executive shall serve as an executive officer or director of Image or any entity controlled by Image or in which it has a substantial direct or indirect interest, without additional compensation, provided that Executive is included on any such entity’s directors and officers insurance policy (if any) or is otherwise fully indemnified by Image for all such additional duties to the full extent provided by law.

(b) Exclusive Engagement. Executive hereby acknowledges and agrees that the engagement of Executive by Image under this Agreement is exclusive and that during the Term hereof Executive shall not, directly or indirectly, whether for compensation or otherwise, engage in any business that is competitive with the business of Image or that otherwise interferes in any significant respect with Executive’s exclusive commitment and duties under this Agreement, or render any services of a business, commercial or professional nature to any other person or organization that is a competitor of Image or in a business similar to that of Image, without the prior written consent of Image. Notwithstanding the foregoing, Executive may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by the Board, provided that such activities and services do not substantially interfere or conflict with the performance of duties hereunder or create any conflict of interest with such duties.
3. COMPENSATION.
(a) Base Salary. During the Term of this Agreement, Image hereby agrees to pay Executive an annual base salary of $375,000.00 (“Base Salary”). The Base Salary will be payable in equal biweekly installments or as otherwise provided in accordance with the regular compensation pay schedules and procedures in effect from time to time for Image, subject to all applicable withholding and deductions. There shall be deducted from all compensation payable to Executive hereunder such sums, including without limitation, social security, income tax withholding and unemployment insurance, as Image is by law obligated to deduct and additionally as Executive may duly authorize. Any increases in Executive’s Base Salary during the Term of the Agreement shall be within the sole discretion of Image’s President and/or Board of Directors.
(b) Bonus Compensation and Stock Options. Image’s Board of Directors intends to create a bonus compensation plan and stock option plan for the benefit of certain of Image’s executives. To the extent that a bonus compensation plan and/or a stock option plan is finalized, such plans will be overseen at the direction of Image’s Board. Any bonus compensation and any award of stock options is not guaranteed. Rather they will be awarded at the discretion of the Board and will be based on corporate profitability and Executive’s performance, jointly.
4. FRINGE BENEFITS.
(a) Insurance Benefits. Image will provide Executive with premium coverage for health and dental insurance for Executive, Executive’s spouse and Executive’s dependent minor children, life and accidental death/dismemberment insurance for Executive, and short and long-term disability insurance for Executive.
(b) Business/Travel Expenses. Executive shall be reimbursed in full for all reasonable and actual out-of-pocket business and travel expenses incurred in the performance of Executive’s Services in accordance with Image’s policies for the reimbursement of such business and travel expenses.

(c) Vacation Time. Executive is entitled to four (4) weeks of paid vacation time per year of the Term, but may accrue no more than the maximum cap set forth in Image’s employee handbook (the “maximum cap”). Once Executive’s vacation accrual reaches this maximum cap, Executive will cease accruing paid vacation time unless and until Executive’s balance of accrued but unused vacation time falls below the maximum cap.
(d) Car Allowance. Executive shall receive an annual car allowance of $12,600 gross, paid bi-weekly.
5. RENEWAL OPTIONS.
This Agreement will expire on March 31, 2011, if not terminated earlier pursuant to Sections 9 or 10 below, and unless this Agreement is renewed for one or more one (1) year terms by the mutual agreement of Image and Executive at least ninety (90) days in advance of this date of expiration (by December 31, 2010).
Upon expiration of the Term, provided the parties have not mutually agreed to extend the Term, Image agrees to pay to Executive six (6) months of Base Salary (without vacation accrual), any bonus compensation not previously paid for any prior period, and six (6) months of medical and dental insurance continuation under COBRA; provided, however, that such compensation and benefits will only be provided to Executive upon Executive’s signature on a waiver and release agreement substantially in the form set forth in Exhibit C hereto.
6. CONFIDENTIALITY.
(a) In consideration of the payments to be received hereunder, Executive agrees that during the Term he will have access to and become acquainted with various trade secrets and other confidential and proprietary information of Image and other affiliated entities (the “Company”). Such trade secrets and other confidential and proprietary information shall be referred to herein as “Trade Secrets,” (as such term is defined below). Except as Executive’s duties may require or as Image may otherwise consent to in writing, Executive will not at any time disclose or use, either directly or indirectly, and either during or subsequent to the Term hereof, any information, knowledge or data he receives in confidence or acquires from the Company or which relates to the Trade Secrets of the Company. For purposes of this Agreement “Trade Secrets” shall include, but not be limited to:
(i) Financial information, such as the Company’s earnings, assets, debts, prices, pricing structure, volumes of purchases or sales or other financial data, whether relating to the Company generally, or to particular products, services, geographic areas, or time periods;
(ii) Supply and service information, such as goods and services, suppliers’ names or addresses, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the Company, the details of which are not generally known;

(iii) Marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of the Company, sales forecasts or results of marketing efforts or information about impending transactions;
(iv) Licensing or Distribution information, such as details about ongoing or proposed negotiations or agreements by or on behalf of the Company, terms and details of such negotiations or agreements or results of licensing or distribution efforts or information about impending transactions; or,
(v) Customer information, such as any compilation of past, existing or prospective customers, customers’ proposals or agreements between customers and status of customers accounts or credit, or related information about actual or prospective customers.
(b) Executive acknowledges that any violation of the terms of this Section will constitute a material breach of this Agreement and will cause the Company immediate and irreparable harm and that the damages which the Company will suffer may be difficult or impossible to measure. Therefore, upon any actual or impending violation of this Section, the Company shall be entitled to the issuance of a restraining order, preliminary and permanent injunction, without bond, restraining or enjoining such violation by Executive or any entity or person acting in concert with Executive. Such remedy shall be additional to and not in limitation of any other remedy which may otherwise be available to the Company.
7. OWNERSHIP
(a) Executive hereby acknowledges and agrees that all results and proceeds arising out of or resulting from services Executive performs for the Company (“Work Product”) shall be deemed works-made-for-hire for the Company within the meaning of the copyright laws of the United States, and the Company shall be deemed to be the sole author thereof in all territories and for all purposes. To the extent any ownership rights in any Work Product or Trade Secrets might be deemed to reside in Executive, Executive hereby assigns all such rights of every kind and character, whether now existing or hereafter existing, to the Company exclusively, for all purposes, without conditions or limitations, and without the reservation of any rights by Executive, in perpetuity and throughout the universe, in any form or media, whether now known or hereafter discovered or invented. Executive acknowledges and agrees that the Company has hereby notified Executive that the assignment provided for herein shall not apply to any invention that qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code, a copy of which is attached as “Exhibit A” hereto.
(b) All files (hard copy or saved on Executive’s computer, personal or shared drives), records, documents, equipment, specifications, electronic mail and other items relating to the Company’s business, whether prepared by Executive or others (collectively, “Company Materials”), are and shall remain exclusively the property of the Company. Upon the ending of Executive’s employment with Image for any reason, and at such earlier time as may be requested by Image, Executive shall forthwith deliver to Image all Company Materials and all materials in Executive’s possession, custody or control and shall not download, delete, transfer or transmit any Company Materials without Image oversight or approval beforehand.

8. INDEMNIFICATION OF EXECUTIVE.
Image will, to the maximum extent permitted by law, indemnify and hold Executive harmless against expenses, including reasonable attorney’s fees, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Executive’s employment by Image. Image shall advance to Executive any expenses incurred in any proceeding to the maximum extent permitted by law. Executive will be entitled to utilize defense legal counsel of his choice, subject to the approval of Image, which approval will not be unreasonably withheld. Image will at all times maintain directors’ and officers’ liability insurance (“D&O Insurance”), or have sufficient funds to self-insure, in amounts and on terms at least as favorable as the D&O Insurance policy in effect on the date hereof.
9. TERMINATION.
Image has the right to terminate Executive’s employment with or without “Cause,” (as defined below).
(a) In the event of “Cause” (as defined below), Image may terminate this Agreement at any time effective upon delivery of written notice to Executive. In such event, all of Image’s obligations hereunder will immediately terminate without further liability. Moreover, Executive shall not be entitled to receive any severance, fringe benefits, other compensation or other such rights hereunder. For purposes of this Agreement “Cause” shall be defined as:
(i) Executive’s (a) fraud, dishonesty or felonious conduct or breach of fiduciary duty; (b) willful misconduct or gross negligence in the performance of Executive’s duties hereunder; (c) knowing and/or willful violation (including conduct in respect of Executive’s supervisory responsibilities) of any law, rule or regulation or other wrongful act that causes or is likely to cause harm, loss or disrepute to the Company; or (d) conviction of a felony or misdemeanor (other than minor traffic violations, a first time driving under the influence of alcohol conviction, or an offense that does not affect the business or reputation of the Company); or
(ii) Executive’s breach of any material provision of this Agreement or any other material agreement between the Company and Executive, whenever executed; or
(iii) Executive’s failure to comply with all relevant and material obligations, assumable and chargeable to an executive of his corporate rank and responsibilities under the Sarbanes-Oxley Act.

(b) Image has the right to terminate Executive’s employment without Cause at any time, with or without advance notice. Upon a termination without Cause, Image agrees to pay to Executive the Base Salary Executive would have earned from the date of termination through the end of the Term plus six (6) months of Base Salary (without vacation accrual), any bonus compensation not previously paid for any prior period, and six (6) months of medical and dental insurance continuation under COBRA (“Severance Pay”); provided, however, that such Severance Pay will only be provided to Executive upon Executive’s signature on a waiver and release agreement substantially in the form set forth in Exhibit C hereto.
(c) Notwithstanding any other provision in this Agreement, solely to the extent that a delay in payment is required in order to avoid the imposition of any tax under Section 409A of the Internal Revenue Code (the “Code”), if a payment obligation under this Agreement arises on account of Executive’s “separation from service” (within the meaning of Section 409A of the Code) while Executive is a “specified employee” (as determined for purposes of Section 409A(a)(2)(B) of the Code in good faith by the Compensation Committee of the Board), then payment of any amount or benefit provided under this Agreement that is considered to be non-qualified deferred compensation for purposes of Section 409A of the Code and that is scheduled to be paid within six (6) months after such separation from service shall be paid without interest on the first business day after the date that is six (6) months following Executive’s separation from service.
10. EXECUTIVE’S RIGHT TO TERMINATE FOR GOOD REASON.
During the Term, Executive shall be entitled to terminate Executive’s employment with Image for “Good Reason” (as defined below). For purposes of this Agreement “Good Reason” shall mean any of the following events which occurs without Executive’s express written consent within a twelve (12) month period following a “Change in Control” (as defined in “Exhibit B” hereto):
(a) a material diminution in Executive’s authority, duties or responsibilities with Image;
(b) a change in Executive’s principal office location to a location farther away from Executive’s home which is more than 35 miles from Executive’s current principal office location;
(c) any one or more reductions in Executive’s Base Salary that, individually or in the aggregate, exceed 10% of Executive’s Base Salary; or
(d) any material breach by Image of this Agreement.

If Executive believes that a Good Reason has occurred, Executive shall give written notice of this Good Reason to the Board of Directors of the Successor Entity (as that term is defined in “Exhibit B”) within ninety (90) days of the occurrence of the incident(s) giving rise to the Good Reason. The Board of Directors of the Successor Entity will thereafter have thirty (30) days to address Executive’s assertion that a Good Reason has occurred. If the Board of Directors of the Successor Entity does not address the incident(s) purportedly giving rise to Good Reason to Executive’s reasonable satisfaction within thirty (30) days, then Executive may resign for Good Reason within ninety (90) days thereafter. Upon a resignation for Good Reason, provided that Executive signs a waiver and release agreement substantially in the form set forth in Exhibit C hereto to be given to Executive by the Successor Entity, Executive shall be entitled to the same Severance Pay to which Executive is entitled if his employment is terminated by Image without Cause, as set forth in Section 9(b), above.
11. NON-SOLICITATION OF EMPLOYEES.
Executive agrees that he will not, either alone or jointly with any other person or entity, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of one (1) year following Executive’s termination of employment, directly or indirectly solicit the employment or engagement of any person who was employed by Image or any affiliated entity during the twelve (12) months preceding the termination of Executive’s employment, whether or not such person would commit any breach of his or her contract of employment by reason of his or her leaving the service of Image or any affiliated entity.
12. GENERAL PROVISIONS.
(a) Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the parties hereto, and any of their heirs, legatees, devisees, personal representatives, assigns and successors in interest of every kind and nature whatsoever. Image may assign this Agreement and/or any of its rights or privileges hereunder, in one or more assignments and this Agreement shall inure to the benefit of all such successors and assigns. The parties agree that Executive’s services are personal and that this Agreement is executed with respect thereto. Executive shall have no right to sell, transfer or assign this Agreement in any manner whatsoever.
(b) Entire Understanding; Amendment. Except as specifically set forth in this Section, this Agreement (along with the Exhibits attached hereto and incorporated herein by reference) constitutes the entire understanding between the parties with respect to its subject matter and supersedes all prior agreements and understandings, whether written or oral, with respect to its subject matter. This Agreement specifically supersedes any and all prior employment agreements between Executive and Image. Nothing in this Section shall be deemed to supersede the Company’s Code of Conduct and/or any agreements between Executive and Image with regard to the protection of Image’s confidential, proprietary and/or trade secret information, all of which survives. This Agreement may not be amended or modified, nor any provision hereof waived, other than in a writing signed by Executive and an authorized representative of Image.
(c) Severability. In case one or more of the provisions contained in this Agreement (or any portion of any such provision) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement (or any portion of any such provision), but this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had never been contained herein.

(d) Waiver. The failure by Image, at any time, to require performance by Executive of any of the provisions hereof, shall not be deemed a waiver of any kind nor shall it in any way affect Image’s rights thereafter to enforce the same.
(e) Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given 24 hours after deposit thereof for mailing at any general or branch United States Post Office, enclosed in a registered or certified postpaid envelope and addressed as follows:

To Image:	IMAGE ENTERTAINMENT, INC
20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311
Attn: Director and Chairman of the Compensation
Committee of the Board of Directors

To Executive:	Bill Bromiley
c/o Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311
The parties hereto may designate a different place at which notice shall be given; provided, however, that any such notice of change of address shall be effective only upon receipt.
(f) Good Faith. The parties hereto shall perform, fulfill and discharge their duties and obligations hereunder in a reasonable manner in good faith.
(g) Governing Law. This Agreement and all rights, obligations and liabilities arising hereunder shall be construed and enforced in accordance with the laws of the State of California.
(h) Attorneys’ Fees. To the maximum extent allowed by law, the prevailing party in any dispute arising out of or relating to this Agreement shall be awarded all costs and expenses stemming from such dispute, including without limitation, reasonable attorneys’ fees.
(i) Advice of Counsel. The parties represent and warrant that in executing this Agreement, they have each had the opportunity to obtain independent financial, legal, tax and other appropriate advice, and are not relying upon any other party (or the attorneys or other agents of such other party) for any such advice.
(j) Subject Headings and Defined Terms. Subject headings and choice of defined terms are included for convenience only and shall not be deemed part of this Agreement.

(k) Cumulative Rights and Remedies. The rights and remedies provided for in this Agreement shall be cumulative; resort to one right or remedy shall not preclude resort to another or to any other right or remedy provided for by law or in equity.
IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

IMAGE ENTERTAINMENT, INC.		EXECUTIVE

By:	s/ MARTIN W. GREENWALD Martin W. Greenwald	/s/ BILL BROMILEY Bill Bromiley, an individual
Title: Chairman of the Board

Exhibit A
Section 2870 of the California Labor Code provides as follows:
“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Exhibit B
“Change in Control” means the first to occur of any of the following events:
(i) The date on which any one person, or more than one person acting as a group, becomes the beneficial owner (as that term is used in section 13(d) of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the capital stock of Image entitled to vote in the election of directors, other than a group of two or more persons not (A) acting in concert for the purpose of acquiring, holding or disposing of such stock or (B) otherwise required to file any form or report with any governmental agency or regulatory authority having jurisdiction over Image which requires the reporting of any change in control. The acquisition of additional stock by any person who immediately prior to such acquisition already is the beneficial owner of more than fifty percent (50%) of the stock of Image entitled to vote in the election of directors is not a Change in Control.
(ii) During any period of not more than twelve (12) consecutive months during which Image continues in existence, individuals who, at the beginning of such period, constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with Image to effect a transaction described in clause (i), (iii) or (iv) of this Exhibit whose appointment to the Board or nomination for election to the Board was approved by a vote of a majority of the directors then still in office, either were directors at the beginning of such period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board.
(iii) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of capital stock of Image possessing thirty percent (30%) or more of the total voting power of the capital stock of Image entitled to vote in the election of directors.
(iv) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from Image that have a total gross fair market value greater than 50% of the total gross fair market value of all of Image’s assets immediately before the acquisition or acquisitions; provided, however, transfer of assets which otherwise would satisfy the requirements of this subsection (iv) will not be treated as a Change in Control if the assets are transferred to:
(A) a shareholder of Image (immediately before the asset transfer) in exchange for or with respect to its stock;
(B) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Image;

(C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Image; or
(D) an entity, at least 50% of the total value or voting power is owned, directly or indirectly by a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Image.
Each event comprising a Change in Control will result in a Successor Entity and is intended to constitute a “change in ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of Image as such terms are defined for purposes of Section 409A of the Internal Revenue Code and “Change in Control” as used herein shall be interpreted consistently therewith.

Exhibit C
WAIVER AND RELEASE AGREEMENT
This Waiver and Release Agreement (the “Agreement”) is entered into on this  _____  th day of  _____  by and between Bill Bromiley (“Employee”) and Image Entertainment, Inc. (the “Company”).
Recitals
WHEREAS, Employee is currently employed by the Company in the role of  _____, pursuant to an Employment Agreement, dated March 31, 2009 (the “Employment Agreement”);
WHEREAS, [________________];
WHEREAS, [________________];
WHEREAS, Employee acknowledges that, but for his agreement to execute this Waiver and Release Agreement, he would not be eligible for the severance benefits set forth in the Employment Agreement;
NOW THEREFORE, the parties hereby agree as follows:
Agreement
1. Separation of Employment. Employee’s last day of employment with the Company shall be  _____(the “Termination Date”). On and after the Termination Date, Employee shall no longer be employed by the Company in any capacity, nor shall Employee serve the Company as an officer and the Employment Agreement shall terminate and be of no further force or effect.
2. Severance Benefits. In consideration for the promises set forth in this Agreement, the Company agrees that, following the Company’s receipt of a duly executed original of this Agreement, the Company shall:
(a) Continue to pay Employee’s base salary, minus all applicable federal, state and local taxes, in accordance with the Company’s regular payroll practices, through _____; and
(b) Pay Employee any bonus compensation not previously paid for any prior period in the amount of  _____; and
(c) Pay for the full amount of COBRA continuation coverage for Employee’s medical and dental insurance for six (6) months following the Termination Date; provided that Employee is eligible for COBRA and properly elects such continuation coverage.

3. Warranty. Employee acknowledges that, other than the Severance Benefits set forth in Section 2, above, he has received all wages, accrued but unused vacation pay, equity interests and other benefits due him as a result of his employment with and termination from the Company.
4. Release of Known and Unknown Claims By Employee. In exchange for the Severance Benefits set forth in Section 2 above, and in consideration of the further agreements and promises set forth herein, Employee agrees unconditionally and forever to release and discharge the Company including the Company’s current and former officers, directors, shareholders, employees, representatives, attorneys and agents, as well as all of their predecessors, parents, subsidiaries, affiliates, successors in interest and assigns (collectively, the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, including any claims, causes of action or demands of any nature arising out of or in any way relating to Employee’s employment with, or termination from the Company on or before the date Employee signs this Agreement.
This release specifically includes, but is not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, attorneys’ fees, or other compensation of any sort; wrongful termination; retaliation; wrongful demotion; discrimination or harassment on any basis protected by federal, state or local law including, but not limited to race, color, sex, gender identity, national origin, ancestry, religion, disability, handicap, medical condition, marital status, and sexual orientation; any claim under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the California Fair Employment and Housing Act, or Section 1981 of Title 42 of the United States Code; violation of any safety and health laws, statutes or regulations; or any other wrongful conduct, based upon events occurring prior to the date of execution of this Agreement.
Employee further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
The parties intend this release by Employee to be a full and comprehensive general release waiving and releasing all claims, demands, and causes of action, known or unknown, to the fullest extent permitted by law. Nothing in this Agreement is intended to nor shall it be interpreted to release any claim which, by law, may not be released.

5. Additional Representations and Warranties By Employee. Employee represents that Employee has no pending complaints or charges against the Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Employee signs this Agreement. Employee further represents that Employee will not in the future, file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the Releasees, or any of them, unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the execution of this Agreement. Nothing in this Agreement shall be construed as prohibiting Employee from making a future claim with the Equal Employment Opportunity Commission or any similar state agency including, but not limited to the California Department of Fair Employment and Housing; provided, however, that should Employee pursue such an administrative action against the Releasees, or any of them, to the maximum extent allowed by law, Employee agrees and acknowledges that Employee will not seek, nor shall Employee be entitled to recover, any monetary damages from any such proceeding.
6. Knowing and Voluntary. Employee represents and agrees that, prior to signing this Agreement, Employee has had the opportunity to discuss the terms of this Agreement with legal counsel of his choosing. Employee further represents and agrees that he is entering into this Agreement knowingly and voluntarily. Employee affirms that no promise was made to cause him to enter into this Agreement, other than what is promised in this Agreement. Employee further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for his agreement.
7. No Admission of Liability. By entering into this Agreement, neither the Company nor Employee suggests or admits to any liability to one another or that they violated any law or any duty or obligation to one another.
8. Confidentiality. Employee represents, warrants and agrees that neither he nor any of his agents or representatives either has already disclosed or publicized nor will at any time in the future disclose or publicize, or cause or permit to be disclosed or publicized, the existence of this Agreement, any of the terms of this Agreement, or the facts underlying this Agreement, to any person, corporation, association or governmental agency or other entity except: (1) to the extent necessary to report income to appropriate taxing authorities; (2) to members of Employee’s immediate family; (3) in response to an order of a court of competent jurisdiction or subpoena issued under the authority thereof; or (4) in response to any inquiry or subpoena issued by a state or federal governmental agency; provided, however, that notice of receipt of such judicial order or subpoena shall be immediately communicated by Employee to the Company telephonically, and confirmed immediately thereafter in writing, so that the Company will have the opportunity to assert what rights it has to non-disclosure prior to Employee’s response to the order, inquiry or subpoena. Employee further represents, warrants and agrees that he has to date maintained and will continue to maintain all non-public information regarding the Releasees, or any of them, as strictly confidential and has not disclosed and shall not disclose such information to any person or entity or cause such information to be disclosed to any person or entity, either directly or indirectly, specifically or generally.

9. Cooperation. Employee agrees to consult with the Company regarding on-going matters that commenced during Employee’s employment with the Company and to cooperate with the Company in connection with disputes between the Company and third parties (including, but not limited to, current or former employees) when requested by the Company. This cooperation may include, but is not limited to, conferring with and assisting the Company in preparatory work in litigation matters, providing factual information to the Company, and giving depositions and testimony in judicial and administrative proceedings. Employee agrees that he will not be paid by the Company for his cooperation, except that the Company will reimburse Employee for his reasonable out-of-pocket expenses incurred in connection therewith, provided that such expenses are approved in advance by the Company.
10. No Disparagement. Employee represents, warrants and agrees that on or after the Termination Date he has not disparaged or made derogatory or negative comments nor will he at any time in the future disparage or make derogatory or negative comments to any third party (including but not limited to employees of the Company) concerning the Releasees, or any of them at any time. Nothing in this Section shall preclude Employee from testifying truthfully in any deposition or judicial or administrative proceeding.
11. Return of Property. By signing below, Employee represents and warrants that he has returned to the Company all of the Company’s property, documents (hard copy or electronic files), and information prior to signing this Agreement, he has not nor will he copy or transfer any Company information, nor will he maintain any Company information after the Termination Date.
12. Assignment. The Company may assign this Agreement and/or any of its rights or privileges hereunder, in one or more assignments, and this Agreement shall inure to the benefit of all such successors and assigns.
13. Governing Law. This Agreement shall be governed by the laws of the State of California as applied to agreements made and wholly to be performed in California.
14. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to its subject matter, superseding all prior agreements and understandings, written or oral, with respect to its subject matter; provided, however that this agreement shall not be deemed to supersede the Company’s Code of Conduct and/or any agreements between the Company and Employee with respect to the protection of the Company’s confidential, proprietary and/or trade secret information all of which survives. This Agreement may not be amended or modified, nor any provision hereof waived, other than by a writing signed by Employee and an authorized representative of the Company.

15. Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, all parties shall have the opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
16. Severability. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.
17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.
PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

Dated:

Bill Bromiley

Dated:	Image Entertainment, Inc.

By:
Title: